FARMHOUSE, INC. SECURES $2.0 MILLION STRATEGIC INVESTMENT TO ACCELERATE DIGITAL ASSET TREASURY STRATEGY

SAN FRANCISCO, CA – May 4, 2026 – Farmhouse, Inc. (OTC: FMHS) (“Farmhouse” or the “Company”) today announced that it has entered into a definitive agreement for a $2.0 million strategic investment, further advancing the Company’s transition toward a digital asset treasury model and supporting ongoing institutional engagement initiatives.

The investment was structured as a convertible instrument designed to align long-term investor participation with equity outcomes, while providing the Company with immediate capital to expand its treasury strategy.

Farmhouse intends to deploy proceeds to continue building its anti-debasement treasury, currently focused on a targeted allocation of Bitcoin and Gold, while also supporting broader corporate initiatives, including capital markets strategy and potential uplisting efforts.

The instrument includes a mandatory conversion feature upon the occurrence of certain defined events, including the passage of time, qualifying financings, or sustained share price performance thresholds. Upon conversion, the instrument will convert into common equity, aligning investor participation with long-term shareholder value.

“This investment marks an important step in strengthening our balance sheet and accelerating our treasury strategy at a time when institutional interest in anti-debasement assets continues to grow,” said Evan Horowitz, Chief Executive Officer of Farmhouse. “We believe this structure appropriately aligns early capital with our long-term equity story as we continue to engage with larger institutional partners and evaluate strategic capital markets opportunities.”

The Company continues to actively engage with institutional investors, strategic partners, and capital markets participants as it advances its treasury model and evaluates potential future financing and uplisting pathways.

Additional details regarding the transaction are included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission.

About Farmhouse, Inc.

Farmhouse, Inc. (OTC: FMHS) is a public company focused on building an anti-debasement digital asset treasury strategy. The Company is developing a balance sheet approach centered on scarce, non-debasable assets, with an initial target allocation of Bitcoin and tokenized gold.

OTC Profile: https://www.otcmarkets.com/stock/FMHS/profile

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the Company’s treasury strategy, capital deployment, institutional engagement, and potential future financing or uplisting activities. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. The Company undertakes no obligation to update these statements except as required by law.

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This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under applicable securities laws.